EXHIBIT 21

SUBSIDIARIES
OF
CHINA PREMIUM LIFESTYLE ENTERPRISE, INC.

1.    Technorient Limited, a Hong Kong corporation.

2.    Auto Italia Limited, a Hong Kong corporation.

3.    Dalian Auto Italia Car Trading Co., Ltd, a PRC corporation.

4.    Italian Motor (Sales & Service) Limited, a Hong Kong corporation.

5.    King Express Group Limited, a Hong Kong corporation.

6.    Nanjing Auto Italia Car Trading Co., Ltd, a PRC corporation.

7.    CPMM (Asia) Limited, a Hong Kong corporation.

8.    Success Master Holdings Limited, a Hong Kong corporation

9.    German Motors Limited, a Hong Kong corporation